Exhibit 10.1

Exclusive Sublicense Agreement in the PRC Territory

by and among

Razor Genomics, Inc. (“Sublicensor”),

OncoCyte Corporation (“OncoCyte”),

Encore Clinical, Inc. (“Encore”) and

Burning Rock Biotech Limited (“Sublicensee”)

dated

December 14, 2020

List of Exhibits
Exhibit A:	List of the Marks
Exhibit B:	List of the Sublicensed Patent Rights
Exhibit C:	Licensed Test Package Labeling
Exhibit D:	Technology Installation Plan

Exclusive Sublicense Agreement in the PRC Territory

This Exclusive Sublicense Agreement in the PRC Territory dated December 14, 2020 (the “Effective Date”), as may be subsequently amended (this “Agreement”), is made by and among OncoCyte Corporation, a California corporation (“OncoCyte”), Razor Genomics, Inc., a Delaware corporation (“Sublicensor” or “Razor”), Encore Clinical, Inc., a Delaware corporation (“Encore”), and Burning Rock Biotech Limited, a limited liability company organized and existing under the laws of the Cayman Islands (“Burning Rock” or “Sublicensee”). Each of Sublicensor, Encore, OncoCyte and Burning Rock is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

Background

Sublicensor is the current exclusive licensee under the Amended and Restated Exclusive License Agreement between The Regents of the University of California (“The Regents”) and Razor Genomics, Inc. effective February 15, 2018, as may be subsequently amended (“UCSF License”), and, subject to the terms and conditions of the UCSF License, Sublicensor granted OncoCyte an exclusive, worldwide right and sublicense on the terms and conditions set forth in the Sublicense and Distribution Agreement among Razor Genomics Inc., Encore Clinical, Inc., and OncoCyte, effective September 30, 2019, as may be subsequently amended (the “Razor Sublicense”).

OncoCyte is a molecular diagnostics company with a mission to provide actionable answers at critical decision points across the cancer care continuum, currently in the United States and Europe. Burning Rock is a biotech company that discovers and develops diagnostic solutions for precision medicine in oncology in China. By this Agreement, the Parties intend for OncoCyte to release its exclusive sublicense rights in the PRC Territory to permit Burning Rock to manufacture and distribute OncoCyte’s currently commercially available test – DetermaRx™, for chemotherapy treatment selection, exclusively in the People’s Republic of China, including Hong Kong, Macau and Taiwan (the “PRC Territory”).

Agreement

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the undersigned Parties agree as follows:

Section 1

Definitions

1.1 Definitions. As used in this Agreement, the following initially capitalized terms have the meanings set forth herein, whether used in the singular or plural.

1.1.1 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.1.2 “Affiliate” means, with respect to each Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means direct or indirect ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person or the power to direct the management of such Person.

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1.1.3 “Analytical Software” means encrypted, analytical software required to produce the patient risk category for the Licensed Test.

1.1.4 “Applicable Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.

1.1.5 “Control,” “Controls,” or “Controlled” when used in reference to any particular subject matter including the Sublicensed Patent Rights, Know-How, tangible materials or other intellectual property rights, means the legal authority or right of a Party to grant a license or sublicense to such subject matter to another Party, or to otherwise provide such other Party the right to access and use such subject matter, whether arising by ownership, license, or other authorization, without breaching the terms of any written agreement with a third party under which such Party first acquired rights to such subject matter, or misappropriating the proprietary or trade secret information of a third party.

1.1.6 “Field of Use” means all diagnostic, prognostic and predictive applications exclusively for use in connection with the Licensed Test. The Field of Use expressly excludes all other uses and applications.

1.1.7 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.1.8 “Know-How” means the full standard operating procedures that are necessary for Burning Rock to perform or launch the Licensed Test in the Field of Use in the PRC Territory and required to produce a patient report for the Licensed Test, including the detailed specification in all aspects of all required reagents, lab-work related materials, lab-work related process steps involved, polymerase chain reaction (“PCR”) instrumentation and equipment. For the sake of clarity, Know-How does not include access to the Analytical Software; all Parties understand and agree that OncoCyte and/or Razor will coordinate with the instrument manufacturer (Thermo Fisher Scientific) to deliver validated Analytical Software as a component of the instrument server which will allow for automated synthesis of raw data reads from the Quant Studio and convert those data into a completed patient risk category that can be converted into a custom report designed by Burning Rock for patient report.

1.1.9 “Licensed Test” means any gene-based treatment stratification test, product or method to identify patients with stage I and IIA NSCLC who may benefit from adjuvant chemotherapy that uses, is used in, or is made by practicing any process, art or method that, but for the sublicense rights granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Sublicensed Patent Rights or that use Know-How or is made by practicing any process, art of method incorporating, relating to or derived from Know-How. The Licensed Test is currently commercially available in the United States under OncoCyte’s brand name DetermaRx™. Licensed Test also includes every test, product or method made, used, offered for Sale, Sold, imported, exported or exploited using any of OncoCyte’s Marks.

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1.1.10 “Marks” means any trademark, mark, trade name, product name and brand name relating to the Licensed Test set forth on Exhibit A, including the name and/or mark of the Licensed Test to be recommended and/or used in Category 1, 2A or 2B of the National Comprehensive Cancer Network non-small cell lung cancer guidelines.

1.1.11 “NCCN Category 2B+ Guidelines” means Category 1, 2A or 2B of the National Comprehensive Cancer Network non-small cell lung cancer guidelines.

1.1.12 “NSCLC” means non-squamous non-small cell lung cancer.

1.1.13 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity, firm or organization, including a government or political subdivision, department or agency of a government.

1.1.14 “PRC Territory” means the People’s Republic of China, including Hong Kong, Macau and Taiwan.

1.1.15 “Sale” means the act of selling, leasing, or otherwise providing or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” means to have made or caused to be made a Sale.

1.1.16 “Sublicensed Patent Rights” means Sublicensor’s rights to grant a sublicense to Sublicensee under the Valid Claims of any patent applications and/or issued patents that are necessary and reasonably useful for practicing the Licensed Test in the PRC Territory set forth on Exhibit B, including without limitation to: ZL201410053021.X

1.1.17 “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature, together with any related fine, penalty, surcharge or interest thereon imposed by, or payable to, a Governmental Authority.

1.1.18 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.1.19 “Valid Claims” means a claim of a patent or patent application in the PRC Territory that (a) has not expired; (b) has not been disclaimed; (c) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (d) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in the PRC Territory from which no further appeal has or may be taken.

Section 2

Grants of Rights

2.1 Grant of Sublicensed Patent Rights in the PRC Territory. Concurrent with OncoCyte’s release hereunder with respect to the Sublicensed Patent Rights in the PRC Territory in the Field of Use, Sublicensor hereby irrevocably agrees to grant to Sublicensee a perpetual, royalty-bearing, non-transferrable, non-sublicensable, right under the Sublicensed Patent Rights to make (but not have made), use, Sell, offer for Sale and import the Licensed Test only in the PRC Territory and only in the Field of Use and exclusively in connection with the Licensed Test, subject to the limitations, restrictions, rights, obligations, terms and conditions set forth in this Agreement and the following upstream agreements (the “Upstream Agreements”): the Amended and Restated Exclusive License Agreement between The Regents of the University of California and Razor Genomics, Inc. (“UCSF License”) and the Sublicense and Distribution Agreement among Razor Genomics Inc., Encore Clinical, Inc., and OncoCyte (“Razor Sublicense”), and all prior and subsequent amendments and supplements. All other tests, methods, and products are expressly excluded.

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2.1.1 The foregoing grant is exclusive (even with respect to Razor, OncoCyte and each of their Affiliates) in the PRC Territory in the Field of Use during the Term.

2.1.2 The foregoing grant includes the right to make (but not have made), use, Sell, offer for Sale and import the Licensed Test in a central lab format (“LDT”) or in an in vitro diagnostic (“IVD”) kit format.

2.1.3 Burning Rock will make, use, Sell, offer for Sale and otherwise exploit the Licensed Test in compliance with all Applicable Laws and in compliance with packaging, product inserts, and other labeling as set forth on Exhibit C, and/or any subsequent updates that OncoCyte provides in writing to Burning Rock.

2.2 Grant of Rights to Use Know-How and Marks. Razor and OncoCyte hereby jointly agree to grant a perpetual, royalty-bearing, non-transferrable, non-sublicensable, right to Sublicensee to use Know-How and OncoCyte hereby agrees to grant a perpetual, non-transferrable, non-sublicensable, right to Sublicensee to use the Marks only in the PRC Territory and only in the Field of Use and exclusively in connection with the Licensed Test, subject to the limitations, restrictions, rights, obligations, terms and conditions set forth in this Agreement and the Upstream Agreements. Sublicensee will only use Marks in connection with Licensed Tests that meet or exceed the quality standards used by OncoCyte during the Term.

2.3 No Have Made Rights. Sublicensee must not permit or assist any Third Party to manufacture, make, Sell, offer for Sale, import, export or otherwise exploit the Licensed Test, any Sublicensed Patent Rights, Know-How or Marks, except for ordinary use rights for customers for which all Sales have been recorded in Sublicensee’s books and records. Burning Rock shall not export or exploit the Licensed Test, Know-How or Marks to countries and regions outside of the PRC Territory.

2.4 Third Party Suppliers. Burning Rock is entitled to engage third parties to supply commercially available reagents to Burning Rock for purposes of Burning Rock commercializing the Licensed Test in the Field of Use in the PRC Territory.

Section 3

Release of Sublicensed Patent Rights in the PRC Territory

3.1 Release by OncoCyte in the PRC Territory. Concurrent with the right granted by Sublicensor to Sublicensee under Sublicensor’s Sublicensed Patent Rights, OncoCyte hereby irrevocably acknowledges and confirms the release of its exclusive rights granted to Sublicensee in Section 2.1 of this Agreement only in the PRC Territory and only in the Field of Use in connection with the Licensed Test, subject to the limitations, restrictions, rights, obligations, terms and conditions set forth in this Agreement and the Upstream Agreements. The Razor Sublicense is hereby amended to make the foregoing exception in the PRC Territory to OncoCyte’s exclusive, worldwide sublicense rights.

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3.2 Non-Compete. Neither Razor, OncoCyte nor any of their Affiliates will make, use, sell, offer to sell, or import the Licensed Test (or any other gene-based treatment stratification test, product or method to identify patients with stage I and IIA NSCLC who may benefit from adjuvant chemotherapy) in the Field of Use in the Territory during the Term.

3.3 Diligent Efforts. Sublicensee will use best efforts during the Term and will earnestly and diligently market and Sell the Licensed Test in the Field of Use in the PRC Territory promptly after execution of this Agreement.

Section 4

Fees & Royalties

4.1 Escrow Funds. Within fifteen (15) days after all Parties have executed this Agreement, Burning Rock will deposit Four Million United States Dollars (US $4,000,000) (the “Escrow Funds”) into an escrow account opened in the name of Burning Rock with Silicon Valley Bank, as the escrow agent.

4.1.1 The Escrow Funds are comprised of Two Hundred Fifty Thousand United States Dollars (US $250,000) as a sublicense fee, Seven Hundred Fifty Thousand United States Dollars (US $750,000) as an initial technical installation service and support fee, and Three Million United States Dollars (US $3,000,000) as a flat royalty for the right to offer One Thousand Eight Hundred (1,800) Licensed Tests for clinical studies or marketing purposes by Burning Rock. No other royalties, fees or consideration will be paid for such right to offer One Thousand Eight Hundred (1,800) Licensed Tests for clinical studies or marketing purposes by Burning Rock.

4.1.2 One Million United States Dollars (US $1,000,000) will be released seven (7) days after Burning Rock confirms in writing that Razor and/or OncoCyte has satisfactorily delivered the Know-How and the Analytical Software, provided that (i) the Analytical Software is localized within an encrypted PCR platform server provided to Burning Rock by the PCR platform manufacturer and deployed in the PRC Territory and is capable of being operated independently by Burning Rock in between software services and updates to be undertaken exclusively by Razor and/or OncoCyte on a scheduled and as-needed basis (for the sake of clarity, operation of the PCR platform server with its automated Analytical Software shall produce the patient report for the Licensed Test without any restrictions or limitations which would unreasonably impede Burning Rock’s provision of the Licensed Test); (ii) all materials and equipment required for provision conduct of the Licensed Test must be commercially available, and (iii) all reagents required for provision of the Licensed Test must be commercially available at least in the United States and can be sourced by OncoCyte if Burning Rock fails to identify custom provider for the primers and probes required to complete the reagents required for provision of the Licensed Test.

4.1.3 Three Million United States Dollars (US $3,000,000) will be released seven (7) days after Burning Rock confirms in writing that Razor and/or OncoCyte has satisfactorily completed the technology installation required to launch the Licensed Test in the PRC Territory; provided, however, that if such technology installation as set forth in Exhibit D (“Technology Installation Plan”) cannot be completed to Burning Rock’s satisfaction on or before December 31, 2021, the remaining Escrow Funds shall be released to Burning Rock immediately.

4.2 Refund Event. Upon Burning Rock’s delivery of written notice to OncoCyte in respect of the occurrence of any of the following events due to any reasons not attributable to Burning Rock (each, a “Refund Event”):

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4.2.1 an early termination of any of the Upstream Agreements;

4.2.2 an invalidation of the Licensed Patent;

4.2.3 a reduction of the exclusive license granted under the Upstream Agreements to a nonexclusive license; or

4.2.4 it becomes impossible or illegal for Burning Rock to perform the Licensed Test under the Sublicensed Patent Rights in the PRC Territory;

the above Escrow Funds in the total amount of Four Million United States Dollars (US $4,000,000), if such amount has been released to OncoCyte, shall be refunded in the amount set forth below to Burning Rock within seven (7) days:

(a) beginning twenty (20) days after the completion date of the technology installation required to launch the Licensed Test in the PRC Territory (the “Starting Date”), the refundable amount of the Escrow Funds shall be reduced by Two Hundred Fifty Thousand United States Dollars (US $250,000) every three (3) months; for the avoidance of doubt, the first such reduction shall occur upon the expiry of three (3) months commencing from the Starting Date; and

(b) as of March 1, 2025, none of the Escrow Funds is refundable.

4.3 Royalties for Licensed Test.

4.3.1 Flat Royalty. Burning Rock will pay OncoCyte a flat royalty of Two Million United States Dollars (US $2,000,000) for the right to offer One Thousand Two Hundred (1,200) Licensed Tests for clinical studies or marketing purposes, which amount shall not become payable until after the Licensed Test is recommended in the NCCN Category 2B+ Guidelines; except for such conditioned payment of flat royalty, no other royalties, fees or consideration will be paid for such right to offer One Thousand Two Hundred (1,200) Licensed Tests for clinical studies or marketing purposes by Burning Rock.

4.3.2 Running Royalties. Sublicensee must pay running royalties for the rights granted to Sublicensee under this Agreement in connection with the Sale of each Licensed Test by or for the benefit of Sublicensee, at royalty rates that shall be set forth in a royalty rate agreement among the Parties. Sublicensee must pay all royalties and other consideration on a quarterly basis, per Licensed Test regardless of volume.

4.3.3 Third Party Infringement. If Burning Rock is deemed to infringe a Third Party’s valid patent in the PRC Territory and Burning Rock is required to pay a royalty to an unaffiliated Third Party to continue to Sell the Licensed Test in the Territory, then the amount of the above running royalties payable by Burning Rock shall be reduced by the amount payable to such Third Party, by up to Twenty United States Dollars (US $20) per Licensed Test for the LDT format and by up to Ten United States Dollars (US $10) per Licensed Test for the IVD kit format.

4.4 Payments. Razor and OncoCyte hereby jointly acknowledge and agree that all amounts payable pursuant to this Agreement must be made in United States Dollars by wire transfer and delivered to an account in the United States designated by OncoCyte. Sublicensee must pay all royalties and other consideration payable to OncoCyte quarterly on or before February 1 (for the calendar quarter ending December 31), May 1 (for the calendar quarter ending March 31), August 1 (for the calendar quarter ending June 30) and November 1 (for the calendar quarter ending September 30) of each calendar year.

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4.5 Taxes. The Parties agree that all charges whatsoever under this Agreement are inclusive of all Taxes of whatever nature imposed or payable to any Governmental Authority anywhere in the world except value added taxes or other similar taxes that are required by Applicable Laws to be disclosed as a separate item on the relevant invoice that are the responsibility of Burning Rock under this Agreement. Further each Party shall be responsible for Taxes imposed or calculated on transactions within that Party and its Affiliates, in respect of this Agreement. Because payments will be made outside of the PRC Territory to accounts outside of the PRC Territory, the Parties expect that payments under this Agreement will not be subject to any withholding income Taxes. The Parties will not deduct or withhold any amounts for Taxes unless required by Applicable Laws. If a Party is required by Applicable Laws to deduct or withhold any amounts pursuant to this Section 4.5, the payor Party shall use its commercially reasonable efforts (a) to notify the other Party at least thirty (30) days in advance of the payment, (b) to provide the other Party a reasonable opportunity to provide forms or other evidence to the payor Party that would reduce or eliminate such deduction or withholding and (c) to cooperate with the other Party to mitigate, reduce, refund or eliminate such deduction or withholding. For clarity, to the extent any payments made by Burning Rock, either directly by Burning Rock or indirectly by any of its Affiliates, pursuant to this Agreement become subject to withholding income Taxes under Applicable Laws, Burning Rock is entitled to deduct and withhold the amount of such Taxes for the account of OncoCyte to the extent required by Applicable Laws; such amounts payable to OncoCyte shall be reduced by the amount of withholding income Taxes deducted and withheld; and Burning Rock shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner. Any such withholding income Taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, OncoCyte.

4.6 Audits and Royalty Reports. Within fifteen (15) days following the end of each calendar month, Burning Rock shall provide OncoCyte monthly royalty reports covering the Licensed Tests. In each royalty report, Burning Rock shall specify the number of Licensed Tests used for clinical studies or marketing purposes pursuant to Section 4.3.1, separately from the Licensed Test Sales subject to the running royalties under Section 4.3.2. Burning Rock shall also separately specify the number of Licensed Tests Sold in LDT format from Licensed Tests Sold in IVD kit format. Subject to Applicable Laws, OncoCyte shall have semi-annual audit rights solely in respect of the Licensed Test upon at least thirty (30) days prior written notice to Burning Rock and at OncoCyte’s cost, during Burning Rock’s regular business hours to access Sublicensee’s books, records, facilities and personnel, including quality compliance records, provided that such audit rights shall be performed in a manner that will not unduly interfere with Burning Rock or its Affiliates’ normal course of business.

Section 5

Representations, Warranties and Covenants

5.1 Mutual Representations and Warranties. Each of the Parties represents and warrants to the other Parties, as of the Effective Date, as follows:

5.1.1 Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

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5.1.2 Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally;

5.1.3 No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

5.1.4 No Violation. Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;

5.1.5 No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable applicable Laws outside the U.S.;

5.1.6 No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

5.2 Additional Representations of Razor and OncoCyte. Each of Razor and OncoCyte hereby jointly and severally represents and warrants to Burning Rock that, as of the Effective Date, as follows:

5.2.1 Exhibit A sets forth a complete and accurate list of the Marks existing as of the Effective Date;

5.2.2 Exhibit B sets forth a complete and accurate list of the Sublicensed Patent Rights as of the Effective Date;

5.2.3 Exhibit C sets forth the package labeling for the Licensed Test as of the Effective Date;

5.2.4 Control of Know-How and Marks. OncoCyte and/or Razor Controls the Know-How and Marks existing as of the Effective Date; Sublicensor Controls the Sublicensed Patent Rights existing as of the Effective Date;

5.2.5 Sublicensed Patent Rights. The Sublicensor has the right to grant all rights and licenses it purports to grant to Sublicensee with respect to the Sublicensed Patent Rights under this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind except the limitations as set forth in the UCSF License which, however, will not adversely and materially affect the rights and licenses granted by the Sublicensor to Burning Rock hereunder;

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5.2.6 Know-How. Each of Razor and OncoCyte has the right to grant all rights and licenses it purports to grant to Sublicensee with respect to the Know-How under this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind;

5.2.7 Marks. OncoCyte has the right to grant all rights and licenses it purports to grant to Sublicensee with respect to the Marks under this Agreement, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind;

5.2.8 No Interference or Review. The Sublicensed Patent Rights are not the subject of any interference proceeding, inter partes review or post-grant review and, to the best knowledge of Razor and OncoCyte, there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging’s The Regent’s ownership rights and the Sublicensor’s exclusively licensed rights in, or the validity or scope of, any Sublicensed Patent Rights.

5.2.9 No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending or, to the best knowledge of each of Razor, OncoCyte and any of their respective Affiliates, currently threatened against The Regents, Razor, OncoCyte or any of their respective Affiliates (a) with respect to any of the Sublicensed Patent Rights, Know-How, and Marks, or (b) which would be reasonably expected to adversely affect or restrict the ability of Razor or OncoCyte to consummate or perform the transactions contemplated under this Agreement.

5.2.10 No Third Party Infringement. To the best knowledge of Razor and OncoCyte, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any of the Sublicensed Patent Rights, Know-How and the Marks. Neither Razor, OncoCyte nor any of its Affiliates has issued a claim against a Third Party alleging that a Third Party is infringing (or has infringed) or misappropriating (or has misappropriated) any Sublicensed Patent Rights, Know-How, or Marks.

5.2.11 No Notice of Infringement. Neither Razor, OncoCyte nor any of their respective Affiliates has received any written notice of any claim that any intellectual property rights (including trade secrets) owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, Sale and import of the Licensed Test in the PRC Territory.

5.2.12 No Other Sublicense Agreements. Neither Razor, OncoCyte, Encore nor any of their Affiliates has granted any Third Party the right to use any of the Sublicensed Patent Rights, Know-How, or Marks, in the PRC Territory.

5.2.13 Upstream Agreements. (a) Each of the Upstream Agreements is in full force and effect, and is valid and enforceable in accordance with its terms; (b) none of the Sublicensor, OncoCyte or Encore has given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential breach of any Upstream Agreements; (c) no event has occurred or circumstance exists (with or without notice or lapse of time) could result in a breach of, or give any Person the right to declare a default or exercise any remedy under, or cancel, terminate, or modify, any Upstream Agreements.

5.2.14 Warranty Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SUBLICENSOR AND ONCOCYTE MAKE NO IMPLIED OR EXPRESS REPRESENTATION OR WARRANTY THAT ANY INVENTION, SUBLICENSED PATENT RIGHTS, PATENTS, PATENT APPLICATIONS, KNOW-HOW, INTELLECTUAL PROPERTY RIGHTS, MARKS, LICENSED TEST, METHODS OR MATERIALS ARE VALID OR ENFORCEABLE OR WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. SUBLICENSOR AND ONCOCYTE EXPRESSLY DISCLAIM ALL IMPLIED AND EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

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5.3 Additional Covenants.

5.3.1 Each of Razor, Encore and OncoCyte hereby covenants to Burning Rock that it shall not, during the Term, (a) amend any provision of the Upstream Agreements that would adversely impact Burning Rock’ rights under this Agreement, or (b) assign, in whole or in part, the Upstream Agreements in any manner that would adversely impact Burning Rock’ rights under this Agreement, in each case, without the prior written consent of Burning Rock.

5.3.2 Razor hereby covenants to Burning Rock that it will not exercise its right to terminate the UCSF License pursuant to Section 15 thereof.

5.3.3 Each of Razor, Encore and OncoCyte, as the case maybe, hereby covenants to Burning Rock that it will take the responsibility to prosecute and/or maintain any patent under the Sublicensed Patent rights that are necessary and reasonably useful for practicing the Licensed Test by Burning Rock in the PRC Territory.

5.3.4 OncoCyte hereby covenants to Burning Rock that it shall provide marketing and sales assistance and cooperation to Burning Rock free of charge during the Term as Burning Rock may reasonably request as necessary or reasonably useful for Burning Rock to make, use, Sell, offer for Sale and import the Licensed Test in the Field in the PRC Territory, including full access to current marketing materials, medical conference presentations, and key opinion leader support.

5.3.5 OncoCyte hereby covenants to Burning Rock that it shall provide all technical support reasonably required to install the proprietary servers including subsequent updates and improvements required to support the performance of the Licensed Test in the PRC Territory without additional charge for one year following completion of the technology installation set forth in Section 4.1. Thereafter, OncoCyte will provide technical support at reasonable rates mutually agreed by OncoCyte and Burning Rock in writing.

5.3.6 Subject to the full release of the Escrow Funds as set forth in Section 4.1, neither Razor nor OncoCyte shall, or shall cause each of its Affiliates to, conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, or grant any sublicense to any Third Party to utilize any Sublicensed Patent Rights, Know-How or Marks Controlled by such Party or any of its Affiliates in the PRC Territory.

5.3.7 Each of the other Parties hereby covenants to Burning Rock that Burning Rock will own, develop and control the commercialization plan and all aspects of the commercialization of the Licensed Product in the PRC Territory, not subject to any consultation with, consent or approval of any other Parties.

Section 6
Term & Termination

6.1 Term. The “Term” of this Agreement begins on the date of this Agreement and will remain in effect, unless terminated sooner due to the earliest to occur of:

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6.1.1 December 31, 2021 at 11:59:59 pm California time in the United States of America, unless Four Million Dollars United States Dollars (US $4,000,000) has been released to OncoCyte;

6.1.2 Each of Razor, OncoCyte and Burning Rock shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Parties if the other Party materially breaches this Agreement, and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within one hundred (100) days from the date of such notice;

6.1.3 If any Refund Event occurs; or

6.1.4 Any of Razor, OncoCyte and Burning Rock shall have the right to terminate this Agreement upon the filing of any petition for relief from creditors or other bankruptcy relief, by or for the benefit of the other Party, without the obligation to provide advance notice.

6.2 Post-Termination Payment Obligations. The termination or expiration of this Agreement will not relieve the relevant Parties’ obligation to pay any royalties, refund or other payments owed to the other Parties at the time of such termination or expiration. Each Party must pay any and all royalties, refunds or other payments owed at the time such payments would have been due had this Agreement not terminated or expired and each Party is entitled to offset its payment obligations for any amounts owed to such Party. For clarity, in the event of any termination set forth in Section 6.1.3, Burning Rock shall not be obligated to settle any outstanding royalties payable at the time of termination unless either (i) OncoCyte has fully refunded the refundable amount of the Escrow Funds pursuant to Section 4.2, or (ii) the amount of outstanding royalties payable by Burning Rock at the time of termination exceeds the refundable amount of the Escrow Funds payable to Burning Rock.

6.3 Survival. Any termination or expiration of this Agreement will not affect the non-disclosure and non-use obligations or rights and obligations set forth in the following sections: Section 1 (Definitions), Section 4.2 (Refund Event), Section 6 (Term & Termination), Section 7 (Indemnification), and Section 8 (Miscellaneous Terms). For three (3) years immediately following any termination or expiration of this Agreement by any Party other than Burning Rock and subject to the full release and non-refundability of the Escrow Funds as set forth in Section 4.1, neither Razor nor OncoCyte shall, or shall cause each of its Affiliates to, conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by any Third Party, or grant any sublicense to any Third Party to utilize any Sublicensed Patent Rights, Know-How or Marks Controlled by such Party or any of its Affiliates in the PRC Territory for such three (3) year period.

Section 7
Indemnification

7.1 Indemnification by Razor and OncoCyte. Each of Razor and OncoCyte shall jointly and severally indemnify, defend and hold Burning Rock, its Affiliates, or their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Burning Rock Indemnitees”), harmless from and against any and all losses, damages, liabilities, actually incurred expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Burning Rock Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from: (a) the development, and/or commercialization of the Licensed Test outside the PRC Territory by Razor, OncoCyte or any of their Affiliates, licensees or sublicensees; (b) any breach of this Agreement by Razor, OncoCyte or any of their Affiliates or (c) the gross negligence or willful misconduct of Razor, OncoCyte or any of their Affiliates or sublicensees or its or their respective directors, officers, employees or agents, in connection with Razor or OncoCyte’s performance of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Burning Rock Indemnitees fail to comply with the indemnification procedures set forth in Section 7.3 and Razor and OncoCyte’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Burning Rock is obligated to indemnify Razor/OncoCyte Indemnitees under Section 7.2.

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7.2 Indemnification by Burning Rock. Burning Rock shall defend, indemnify, and hold Razor, OncoCyte and each of their respective Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Razor/OncoCyte Indemnitees”) harmless from and against any and all Losses to which any Razor/OncoCyte Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from: (a) the development, and/or commercialization of the Licensed Test inside the PRC Territory by Burning Rock or any of its Affiliates, except for the Loss incurred as a result of any infringement of any Third Party’s intellectual property rights by the Sublicensed Patent Rights, Know-How and Marks licensed hereunder; (b) the breach of this Agreement by Burning Rock or any of its Affiliates; or (c) the gross negligence or willful misconduct of Burning Rock or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Burning Rock’s performance of its obligations under this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Razor/OncoCyte Indemnitees fail to comply with the indemnification procedures set forth in Section 7.3 and Burning Rock’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Razor or OncoCyte is obligated to indemnify Burning Rock Indemnitees under Section 7.1.

7.3 Indemnification Procedures. The Party claiming indemnity under this Section 7 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Section 7.

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7.4 Limitation of Liability. NONE OF THE PARTIES WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE TESTS, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY SUBLICENSEE OR ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING BUT NOT LIMITED TO TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 8
Miscellaneous Terms

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to the application of principles of conflicts of law.

8.2 Agreement to Arbitrate. Any controversy and claim arising out of or, relating to this Agreement or the transactions contemplated hereby shall be determined by arbitration administered by the International Chamber of Commerce (“ICC”).

8.2.1 The tribunal shall be comprised of three (3) arbitrators, one of whom shall be nominated by each party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators. If the two party-nominated arbitrators do not nominate the third arbitrator within thirty (30) days of the second arbitrator’s appointment, then the ICC shall appoint the third arbitrator. None of the arbitrators can be citizens or permanent residents of the United States of America or any nation in the PRC Territory.

8.2.2 The seat, or legal place, of arbitration shall be Singapore.

8.2.3 The arbitral award shall be final and binding upon both Parties. The tribunal shall render a written award setting forth findings of fact and conclusions of law.

8.2.4 The tribunal shall have the discretion to award the fees and expenses of the arbitrators and the ICC administrative expenses taking into account the extent to which each Party was successful in the arbitration, and whether the Party conducted the arbitration in an expeditious and cost-effective manner. However, each Party shall bear the expenses of its counsel and other costs of arbitration.

8.2.5 The language of the arbitration shall be English.

8.2.6 The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority; (ii) with the consent of all Parties; (iii) where needed for the preparation or presentation of a claim or defense in this arbitration; (iv) by order of the arbitral tribunal upon application of a party; or (v) where such information is already in the public domain other than as a result of a breach of this Section.

8.3 Non-Disclosure and Non-Use. During the Term of this Agreement and for ten (10) years thereafter, Sublicensee must protect and hold in confidence all Know-How and must not use or disclose Know-How in accordance with the Mutual Non-Disclosure Agreement between Burning Rock and OncoCyte dated June 11, 2020.

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8.4 Securities Filings. Each Party hereby acknowledges and agrees that any Party may be required to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”), or to other Persons as may be required by Applicable Laws, and if a Party does submit this Agreement to any Securities Regulators, or other Persons as may be required by Applicable Laws, such Party agrees to consult and coordinate with the other Parties with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if any Party is required by Applicable Laws or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by Applicable Laws or Securities Regulators and such Party has (a) provided copies of the proposed disclosure to the other Parties reasonably in advance of such filing or other disclosure under the circumstances, (b) promptly notified the other Parties in writing of such requirement and any respective timing constraints, and (c) given the other Parties a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or Securities Regulator.

8.5 Use of Name. Subject to Section 8.4, neither Razor, OncoCyte, Encore nor any of their respective Affiliates shall use Burning Rock and its Affiliate’s name, trademarks, or trade names, in any marketing materials, press releases or other written announcements, without the prior written consent of Burning Rock.

8.6 Compliance. Sublicensee shall comply with all Applicable Laws and with the standard operating procedures provided by OncoCyte in the performance of its activities relating to this Agreement.

8.7 Assignability. This Agreement is personal to Sublicensee. Sublicensee may not assign or transfer this Agreement, including by merger, operation of law, or otherwise, without OncoCyte’s prior written consent, except that each Party may make such an assignment without any other Parties’ consent to its Affiliate.

8.8 Waivers; Amendments. No waiver by any Party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent or similar breach or default. No waiver will be binding upon the Parties unless made in writing and signed by a duly authorized officer of the waiving Party. No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed by a duly authorized signatory on behalf of each Party.

8.9 Notices. All notices hereunder must be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

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If to Sublicensee:

Burning Rock Biotech Limited

Room 601, Building 3, Phase 2, Standard Industrial Unit, No. 7 Luoxuan 4th Road, International Biotech Island, Guangzhou, China

Attention: Yusheng Han, E-mail: (yusheng.han@brbiotech.com) and Leo Li, E-mail: (leo.li@brbiotech.com)

If to OncoCyte, Razor or Encore:	OncoCyte Corporation 15 Cushing, Irvine, CA 92618 Attention: Mitch Levine, E-mail: mlevine@oncocyte.com and Al Parker, E-mail: aparker@oncocyte.com
With a copy to (which shall not constitute notice):	Sheppard, Mullin, Richter & Hampton LLP, 12275 El Camino Real, Ste 200, San Diego, CA 92130 Attention: Kandace Watson, E-mail: kwatson@sheppardmullin.com

8.10 Independent Contractors. In performing their respective duties under this Agreement, each Party will be operating as an independent contractor. Nothing contained in this Agreement will in any way constitute any partnership, or joint venture between the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

8.11 General. This Agreement is not binding on the Parties until it has been signed by a duly authorized signatory on behalf of each Party. This Agreement and the agreements referenced herein embody the entire understanding of the Parties and supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement. In case any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it. This Agreement includes the attached exhibits.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.13 Entire Agreement. This Agreement (including all Exhibits attached hereto, which are incorporated herein by reference) (a) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings among the Parties hereto with respect to the subject matter hereof, (b) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and (c) cancels, supersedes and terminates all prior agreements (including any term sheets exchanged by the Parties) and understanding among the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject hereof, whether oral or written, among the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. If any term of this Agreement conflicts with the UCSF License, then the UCSF License will govern.

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IN WITNESS WHEREOF, the Parties have duly executed this legally binding Exclusive Sublicense Agreement in the PRC Territory, by their respective duly authorized signatories, as of the date first written above.

OncoCyte Corporation		Burning Rock Biotech Limited

	/s/ Ronald Andrews		/s/ Yusheng Han
	(Duly Authorized Signatory)		(Duly Authorized Signatory)
Name:	Ronald Andrews	Name:	Yusheng Han
Title:	CEO	Title:	CEO

Razor Genomics, Inc.		Encore Clinical, Inc.

	/s/ Michael Mann		/s/ Michael Mann
	(Duly Authorized Signatory)		(Duly Authorized Signatory)
Name:	Michael Mann	Name:	Michael Mann
Title:	CEO	Title:	CEO

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